November 22,
1996 SIMS Communications, Inc.
3333 S. Congress Ave.
Suite 40l
Delray Beach, FL  33445



         This letter will constitute an opinion upon the legality of the sale by SIMS Communications, Inc., a Delaware corporation, of up to 1,500,000 shares of Common Stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission. This letter will also constitute an opinion upon the legality of the sale by certain Selling Shareholders of the Company of up to 6,080,000 shares of Common Stock, as referred to in such Registration Statement.
         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when issued will be legally issued, fully paid, and nonassessable. It is also our opinion that the Company is author ized to issue the 1,500,000 shares mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock will be legally issued, fully paid and nonassessable.
                                  Very truly yours,
                            HART & TRINEN
                                  By  /s/ William T. Hart
                                       William T.
Hart